UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

June 11, 2025

Date of Report (date of earliest event reported)

Micron Technology, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-10658	75-1618004
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8000 South Federal Way

Boise, Idaho 83716-9632

(Address of principal executive offices and Zip Code)

(208) 368-4000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of each exchange on which registered
Common Stock, par value $0.10 per share	MU	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01	Other Events.

On June 12, 2025, Micron Technology, Inc. (the “Company”) issued a press release (the “Announcement”) announcing the Company’s plans for expanded U.S. investments in leading-edge DRAM manufacturing and research and development. A copy of the press release is filed herewith as Exhibit 99.1 to this Current Report on Form 8-K.

In connection with the Announcement, on June 11, 2025, two wholly-owned subsidiaries of the Company, Micron Idaho Semiconductor Manufacturing (Triton) LLC, a Delaware limited liability company (“Micron Idaho”), and Micron New York Semiconductor Manufacturing LLC, a Delaware limited liability company (“Micron New York”), entered into amendments (each, an “Amendment” and, collectively, the “Amendments”) to their respective direct funding agreements, dated December 9, 2024, with the United States Department of Commerce (the “Department”) under the Department’s CHIPS Incentives Program established pursuant to the CHIPS and Science Act of 2022 (the “CHIPS Act”), which were previously disclosed. In addition, also on June 11, 2025, Micron Virginia Semiconductor Manufacturing LLC, a Delaware limited liability company and a wholly-owned subsidiary of the Company (“Micron Virginia”), entered into a direct funding agreement (the “Virginia Funding Agreement”) with the Department under the CHIPS Act as contemplated by the non-binding memorandum of terms previously disclosed by the Company. Micron Idaho, Micron New York, and Micron Virginia, are, collectively, referred to as the “Project Subsidiaries” and each direct funding agreement is referred to as a “Funding Agreement,” and such direct funding agreements are referred to collectively as the “Funding Agreements.”

The aggregate CHIPS Act grants awarded under the Funding Agreements to Micron Idaho and Micron New York for the construction of fab facilities, as amended by the Amendments, is $6.1 billion, unchanged from the amount previously announced in December 2024. The Amendment to the Funding Agreement with Micron Idaho added the construction of a second fab facility in Boise, Idaho as a separate “project,” subject to the terms and conditions applicable to a project under such Funding Agreement and allocated certain award funding to the second Idaho fab facility from the $6.1 billion grants previously awarded. The amended Funding Agreement with Micron New York continues to provide support for the construction of two fab facilities in Clay, New York, as part of the Company’s previously announced plans to construct up to four fab facilities in Clay, New York, over the next 20-plus years. The amended Funding Agreements provide for certain cross-Project funding conditions and cross-Project clawback events.

On June 11, 2025, the Company entered into a guarantee and equity contribution agreement (the “Guarantee”) with the Department amending and restating the guarantee and equity contribution agreement, dated December 9, 2024, pursuant to which the Company agreed to guarantee any financial obligations owing by a Project Subsidiary to the Department pursuant to the Funding Agreements and related documents, and to make equity contributions or intercompany loans to the Project Subsidiaries as required to pay Project Subsidiary costs and satisfy other obligations of the Project Subsidiaries.

Under the Virginia Funding Agreement, the Department has awarded Micron Virginia a grant with a maximum funding amount of $275 million for the expansion and modernization of the Company’s existing memory fab facility in Manassas, Virginia. The Virginia Funding Agreement contains terms and conditions substantially consistent with the terms and conditions of the respective Funding Agreements with Micron Idaho and Micron New York.

The grants under the Funding Agreements represent total CHIPS Act grants of up to $6.44 billion in connection with the Company’s U.S. manufacturing expansion and modernization projects, inclusive of the grant under the Funding Agreements of $65 million for workforce development activities related to the fab projects.

Item 9.01	Financial Statements and Exhibits.

The following exhibit is filed herewith:

Exhibit No.	Description
99.1	Press release issued by Micron Technology, Inc., dated June 12, 2025
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 12, 2025

MICRON TECHNOLOGY, INC.

By:	/s/ Michael Ray
Name:	Michael Ray
Title:	Senior Vice President, Chief Legal Officer and Corporate Secretary